Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of McEwen Mining Inc. of our report dated June 19, 2019, with respect to the statements of financial position of Minera Santa Cruz S.A. as of December 31, 2018 and December 31, 2017 and the related statements of profit (loss) and other comprehensive profit (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018 included in McEwen Mining Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2018. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

City of Buenos Aires, Argentina

November 8, 2019

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global